Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of CohBar, Inc. on Form S-8 (File No. 333-239387), Form S-8 (File No. 333-251912), Form S-3 (File No. 333-248279), and Form S-3 (File No. 333-252331) of our report dated March 30, 2021, with respect to our audits of the financial statements of CohBar, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which report is included in this Annual Report on Form 10-K of CohBar, Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp

New York, NY

March 30, 2021